EXHIBIT 10.1

PROMISSORY NOTE

Principal Amount: US$10,000,000.00

Date: January 5, 2026

FOR VALUE RECEIVED, including as partial consideration for the purchase of certain assets pursuant to that certain Asset Purchase Agreement dated as of even date herewith (the “Asset Purchase Agreement”), the undersigned, VisionWave Holdings, Inc. (the “Maker” or “Payor”), hereby unconditionally promises to pay to the order of Adrian Holdings S.R.L. (the “Holder” or “Payee”), or its assigns, the principal sum of Ten Million United States Dollars (US$10,000,000), together with interest thereon as provided herein.

1.	Interest. Interest shall accrue on the outstanding principal balance from the date hereof at the rate of twelve percent (12%) per annum, calculated on the basis of a 365-day year and the actual number of days elapsed (simple interest); provided, however, upon the payment of every $1,000,000 in principal the interest rate shall be decreased by 1%.

2.	Payment. The entire outstanding principal amount, together with all accrued and unpaid interest thereon, shall be due and payable in full on January 5, 2027 (the “Maturity Date”). Payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds to an account designated in writing by the Holder.

3.	Prepayment. The Maker may prepay this Note in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied first to accrued and unpaid interest and then to principal.

4.	Place of Payment. All payments hereunder shall be made to the Holder at such address as the Holder may designate in writing from time to time.

5.	Default. If the Maker fails to pay any amount due hereunder when due, or if any other event of default occurs under this Note or the Asset Purchase Agreement, the entire unpaid principal balance and all accrued interest shall, at the option of the Holder, become immediately due and payable without further notice or demand.

6.	Costs of Collection. The Maker agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees, incurred by the Holder in enforcing this Note.

7.	Waivers. The Maker waives presentment, demand, protest, notice of dishonor, and all other notices or demands in connection with this Note.

8.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the California, United States of America, without regard to conflict of laws principles.

9.	Severability. If any provision of this Note is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be executed by its duly authorized representative as of the date first above written.

VISIONWAVE HOLDINGS, INC.

By:
Name:	Douglas Davis
Title:	Executive Chairman